Exhibit 99.1

PRESS RELEASE

Synthesis Energy Systems, Inc. Announces Financial Results for the

Third Quarter of Fiscal 2012

HOUSTON, May 10, 2012 — Synthesis Energy Systems, Inc. (Nasdaq: SYMX) today announced financial and operating results for the third quarter of fiscal 2012, ended March 31, 2012.

“During the third quarter of 2012, we have made good progress on our Yima Phase 1 joint venture project in China, which remains on schedule for starting up this summer. Once fully operational, we believe it should be a strong contributor to our financials. In addition, we have taken definitive steps to create a China-centric business platform, SES China, which will focus on generating revenues and earnings in China via our capital-lite technology product offerings. SES China is intended to be a stand-alone, self-funding company and we have engaged Crystal Vision Energy (CVE) to assist us in accelerating the growth of this business. We have also made good progress developing our global business prospects and we are in active commercial discussions with potential large industry partners involved in the steel, ammonia and transportation fuels business verticals who see the compelling value of our low cost, clean coal technology offerings,” stated Robert Rigdon, President and CEO.

Third Quarter 2012 Financial Results (Unaudited)

In September 2011, SES made a decision to discontinue syngas production at the ZZ Joint Venture plant based on the refusal of Hai Hua, the syngas off-taker and partner, to pay the capacity fees owed. Since April of 2011, Hai Hua has not paid the capacity fees owed under terms of the syngas purchase and sale agreement. Consequently, there were no product sales at the ZZ Joint Venture plant during the third quarter compared to $2.6 million during the prior-year period. SES continues to have discussions with Hai Hua, and remains optimistic that a mutually beneficial agreement will be reached that can improve this plant's financial performance. SES intends to restart the plant when it completes the restructuring of the current business arrangement with Hai Hua to create an integrated syngas to methanol operation. SES is working diligently on this restructuring; however, it is taking longer than expected due to a number of factors on the Hai Hua side, including a recent corporate restructuring of Hai Hua.

Technology licensing and related services revenues for the three months ended March 31, 2012, were $100,000 versus $506,000 for the three months ended March 31, 2011. The licensing revenue impact was primarily due to timing of new orders and technology related services provided during the quarter. The licensing revenue for the third quarter of fiscal 2012 related primarily to a coal test for a potential power project in Turkey.

Total revenue for the three months ended March 31, 2012, was $100,000 versus $3.1 million for the three months ended March 31, 2011.

The operating loss for the third quarter of fiscal 2012 was $4.8 million versus an operating loss of $3.6 million for the third quarter of 2011. The increase in operating loss was primarily due to an increase in consulting related costs and the decreases in technology licensing and the ZZ JV plant’s revenue.

The net loss attributable to stockholders for the third quarter of fiscal 2012 was $5.4 million, or $0.11 per share, versus a net loss of $3.6 million, or $0.07 per share, for the prior year's third quarter.

At March 31, 2012, the Company had cash and cash equivalents of $19.8 million and working capital of $13.1 million.

Corporate Highlights

•

Construction of the Yima Joint Venture plant continues to advance on schedule. Production of syngas is expected to begin this summer. Once fully operational, the Company believes that the Yima project should provide significant positive impact to the Company’s financials and should be a major catalyst for further commercialization of its technology.

•	Based on progress made in the quarter, SES agreed with ZJX and China Energy to continue the ongoing discussions related to the proposed $83.8 million equity investment into SES.

•

Definitive steps have been taken to form SES China, intended to manage all of the Company’s China operations and developments. In connection with this, SES has entered into an agreement with Crystal Vision Energy, based in Hong Kong and Beijing, under which Colin S. Tam, Executive Chairman of CVE, will lead SES China as Managing Director. Mr. Tam is an internationally recognized energy industry veteran with more than 30 years of experience. Other executives from CVE will provide additional managerial and support functions to SES China.

•

SES and Hai Hua have advanced negotiations on a definitive agreement to restructure the ZZ Joint Venture, which is expected to result in improved financial performance of the plant by sharing in profits from the integration of Hai Hua’s methanol unit with SES’ syngas unit.

•

SES has identified an ammonia retrofit business vertical in China that we believe represents a major near-term opportunity. Today in China there are approximately 3,500 old generation gasifiers that are highly polluting and that must use expensive anthracite coals in their processes to make ammonia. Our technology can significantly lower the production cost of these facilities through our ability to retrofit these facilities to gasify very low cost coals. On average, one of our gasifiers replaces five of these old gasifiers and each replacement project has the potential for approximately $20 million to $35 million in revenue with attractive margins.

•

SES Resource Solutions, SES’ joint venture with Midas Resources, continues to advance integrated coal resources and gasification project development opportunities in Asia and Africa. Recently, SES and SRS announced a feasibility study agreement with Ncondezi Coal Company to explore opportunities to mine and ship low volatility coal from Mozambique. The three-month feasibility study is progressing.

•

SES has developed a very robust pipeline of licensing projects over the last six to 12 months. The five most well developed projects in this pipeline have substantial revenue potential starting in the next 12 to 18 months and extending across the next 3 to 5 years. During the quarter, SES completed feasibility studies, performed coal testing, and was in active commercial discussions with these most likely prospects.

Conference Call Information

Senior management will hold a conference call to review the Company’s financial results for the third quarter of 2012 and provide a corporate update this morning at 8:30 a.m. Eastern Time.

To access the live webcast, please log on to SES’ website at www.synthesisenergy.com. Alternatively, domestic callers may participate in the live telephone conference call by dialing (800) 860-2442. International callers should dial (412) 858-4600. An archived version of the webcast will be available on SES’ website through June 10, 2012. A telephone replay of the conference call will be available beginning approximately one hour after the completion of the call through June 10, 2012. Domestic callers can access the telephonic replay by dialing (877) 344-7529. International callers should dial (412) 317-0088. The PIN access code for the replay is 10013326.

About Synthesis Energy Systems, Inc.

SES provides technology, equipment and engineering services for the conversion of low rank, low cost coal and biomass feedstocks into energy and chemical products. Its strategy is to create value through providing technology and equipment in regions where low rank coals and biomass feedstocks can be profitably converted into high value products through its proprietary U-GAS® fluidized bed gasification technology, which SES licenses from the Gas Technology Institute. U-GAS® gasifies coal cost effectively, without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by the ability of SES to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) the ability of SES to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas, and Shanghai, China. For more information on SES and SRS, visit www.synthesisenergy.com or call (713) 579-0600.

SES Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the early stage of development of SES, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations including its China platform initiative, its ability to reduce operating costs, the limited history and viability of its technology, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries and its ability to diversify, its ability to complete the restructuring of the ZZ Joint Venture, its ability to obtain the necessary approvals and permits for its future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project as well as the ability of the Yima project to produce revenues and earnings, the sufficiency of internal controls and procedures and the ability of SES to effect the ZJX/China Energy transaction, grow its business and generate revenues and earnings as a result of its proposed China and India platform initiatives, as well as its joint venture with Midas Resource Partners. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Important Notice from SES

In connection with the proposed ZJX/China Energy transaction, SES has filed a preliminary proxy statement, and intends to file a definitive proxy statement, with the SEC and intends to mail the definitive proxy statement to the stockholders of SES. SES and its directors and officers may be deemed to be participants in the solicitation of proxies from the stockholders of SES in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statement to be filed by SES with the SEC.

You may obtain the preliminary statement and, when available, the definitive proxy statement, for free by visiting EDGAR on the SEC website at www.sec.gov. Investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

Contact:

Synthesis Energy Systems, Inc.	MBS Value Partners, LLC
Kevin Kelly	Matthew D. Haines
Chief Accounting Officer	Managing Director
(713) 579-0600	(212) 710-9686
Kevin.Kelly@synthesisenergy.com	Matt.Haines@mbsvalue.com

- TABLES FOLLOW -

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Revenue:
Product sales and other — related parties	$—	$2,626	$2,121	$6,622
Technology licensing and related services	100	506	571	1,013
Other	—	—	86	—

Total revenue	100	3,132	2,778	7,635

Costs and Expenses:
Costs of sales and plant operating expenses	246	2,384	4,330	6,254
General and administrative expenses	3,638	3,329	9,709	9,646
Project and technical development expenses	64	58	192	187
Stock-based compensation expense	348	312	707	577
Depreciation and amortization	622	653	1,903	1,983

Total costs and expenses	4,918	6,736	16,841	18,647

Operating loss	(4,818)	(3,604)	(14,063)	(11,012)

Non-operating (income) expense:
Equity in losses of joint ventures	410	60	1,244	286
Foreign currency gains	(2)	(223)	(617)	(719)
Interest income	(15)	(41)	(78)	(132)
Interest expense	140	196	466	512

Net loss	(5,351)	(3,596)	(15,078)	(10,959)
Net loss (income) attributable to noncontrolling interests	(9)	37	132	96

Net loss attributable to stockholders	$(5,360)	$(3,559)	$(14,946)	$(10,863)

Net loss per share:
Basic and diluted	$(0.11)	$(0.07)	$(0.29)	$(0.22)

Weighted average common shares outstanding:
Basic and diluted	50,864	48,429	50,861	48,403

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2012	June 30, 2011
ASSETS

Current assets:
Cash and cash equivalents	$19,846	$32,176
Accounts receivable	137	2,574
Prepaid expenses and other currents assets	2,151	1,382
Inventory	948	913

Total current assets	23,082	37,045
Property, plant and equipment, net	34,019	35,183
Intangible assets, net	1,145	1,226
Investment in Yima joint ventures	33,773	33,520
Other long-term assets	3,988	3,000

Total assets	$96,007	$109,974

LIABILITIES AND EQUITY

Current liabilities:
Accrued expenses and accounts payable	$7,570	$6,113
Current portion of long-term bank loan	2,447	2,380

Total current liabilities	10,017	8,493
Long-term bank loan	2,383	4,697

Total liabilities	12,400	13,190

Equity:
Common stock, $0.01 par value: 200,000 shares authorized: 51,017 and 50,850 shares issued and outstanding, respectively	510	509
Additional paid-in capital	205,776	205,055
Deficit accumulated during development stage	(126,858)	(111,912)
Accumulated other comprehensive income	5,035	3,848

Total stockholders’ equity	84,463	97,500
Noncontrolling interests in subsidiaries	(856)	(716)

Total equity	83,607	96,784

Total liabilities and equity	$96,007	$109,974